CHRONIMED INC.


                                                                    EXHIBIT 10.1

DISTRIBUTION AND SPINOFF AGREEMENT

         THIS AGREEMENT (the "Agreement") is made effective as of July 1, 2000, between CHRONIMED INC., a Minnesota corporation ("Chronimed") and MEDgenesis INC., a Minnesota corporation and a wholly-owned subsidiary of Chronimed ("MGI").


RECITALS

         A. Chronimed is the holder of all the issued and outstanding shares of capital stock of MGI. By Written Action dated May 25, 2000, Chronimed's Board of Directors declared a dividend of all the issued and outstanding shares of capital stock of MGI to the Chronimed shareholders, thereby creating an obligation to distribute such shares.

         B. Pursuant to the Chronimed Board Resolutions, the dividend of substantially all of the shares of stock of MGI to the Chronimed shareholders is to be effectuated on or about July 1, 2000 or as rapidly thereafter as practical, with a record date of June 16, 2000, and the dividend payment completed as soon as applicable corporate and securities law requirements can be satisfied.

         C. Chronimed is contributing certain assets to MGI, is transferring to MGI certain employees, and is making other arrangements to establish MGI as a separate enterprise for the purpose of developing and exploiting the products previously developed and exploited by Chronimed's Diagnostic Products Division (the "Division").

         D. The distribution of substantially all of the issued and outstanding capital stock of MGI to the shareholders of Chronimed will result in MGI being independent of Chronimed. Chronimed believes, among other things, that this arrangement will enable the separated companies to more capably operate within their unique industries, market and sell their specific goods and services, attract and procure capital, and independently enhance shareholder value.

         E. Chronimed and MGI are entering into certain other agreements and understandings.

         F. MGI and Chronimed desire to set forth their agreements and understandings in connection with the distribution of the shares of stock of MGI to the shareholders of Chronimed.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the parties hereby agree as follows:

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ARTICLE I

DEFINITIONS

         1.1 General. As used in this Agreement and the Exhibits hereto, the following terms shall have the following meanings and when said meaning is intended said terms shall be capitalized:

         "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

         Affiliate: Of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

         "Agent" means Norwest Bank Minnesota, N.A., as distribution agent appointed by Chronimed to assist in the distribution of copies of the Information Statement and to distribute certificates for shares of MGI Common Stock pursuant to the Distribution.

         "Ancillary Agreements" means all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Purchase and Pricing Agreement, and the Transition Services Agreement.

         "Assets" means the assets contributed by Chronimed to MGI as described in Section hereof.

         "Business" means the business previously conducted by Chronimed's Diagnostic Products Division.

         "Chronimed Common Stock" means the Common Stock, par value $.0l per share, of Chronimed.

         "Claim" means any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys fees).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Determination" means a "determination" as defined by Section 1313(a) of the Code.

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         "Distribution" means the distribution to holders of Chronimed Common
Stock of all of the outstanding shares of MGI Common Stock.

         "Distribution Agency Agreement" means the Distribution Agency Agreement between Chronimed and the Agent, providing for, among other things, the dissemination of the Information Statement to Chronimed shareholders as of the Record Date and the distribution of certificates evidencing shares of MGI Common Stock to such shareholders.

         "Distribution Date" means the date of effecting the Distribution, which is anticipated to occur on or about July 1, 2000, or the date as soon as feasible thereafter when all actions necessary to permit the Distribution, including approval from the Commission, have occurred.

         "Effective Date" means July 1, 2000, effective as of 12:01 AM on said date.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Form 10" means the registration statement on Form 10 to be filed by MGI with the Commission to effect the registration of the MGI Common Stock pursuant to the Exchange Act.

         "Income Taxes" means all Taxes based upon or measured by income.

         "Information Statement" means the information statement, constituting a part of the Form 10, in the form to be distributed to the holders of Chronimed Common Stock as of the Record Date in connection with the Distribution, and as it may be amended or supplemented subsequent to such dissemination.

         "IRS" means the Internal Revenue Service.

         "Liabilities" means any and all debts, liabilities and obligations, absolute or contingent, mature or unmature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and those debts, liabilities and obligations arising under any law, rule, regulation, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         "MGI Common Stock" means the Common Stock, par value $.01 per share, of MGI.

         "MGI Liabilities" means all of (i) the Liabilities assumed by MGI under this Agreement or any of the Ancillary Agreements to which MGI is a party and
(ii) the Liabilities arising out of any of the documents or instruments executed and delivered by MGI pursuant to the transactions contemplated hereby.

         "Purchase and Pricing Agreement" means the Purchase and Pricing Agreement to be entered into between MGI and Chronimed's wholly owned subsidiary, Home Service Medical & Pharmacy, Inc. providing for the supply on standard terms and conditions of products from MGI to Home Service Medical.

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         "Record Date" means the date established as the record date for the
Distribution by Chronimed.

         "Returns" means returns, reports and forms required to be filed with respect to Taxes.

         "Tax Laws" means the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

         "Taxes" means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, AD VALOREM, transfer, franchise, capital stock, net worth, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

         "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

         "Transition Services Agreement" means the Transition Services Agreement between Chronimed and MGI, providing for, among other things, the extension of certain administrative and related services by Chronimed to MGI after the Distribution.

ARTICLE II

PRELIMINARY ACTION

         2.1 Cooperation Prior to the Distribution.

                  (a) Form 10: Information Statement. Chronimed and MGI have prepared, and MGI shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement. Chronimed and MGI shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act. Chronimed and MGI shall also prepare, and Chronimed shall cause to be mailed, on or about ten days prior to the dividend distribution date, to the holders of record of Chronimed Common Stock as of such date, the Information Statement, which shall set forth appropriate disclosures concerning MGI, the Distribution and other matters.

                  (b) Blue Sky. Chronimed and MGI shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

                  (c) Listing. Chronimed and MGI shall prepare, and MGI shall file and pursue, an application to effect the listing of the MGI Common Stock on the Nasdaq National Market System under the symbol MDGN.

         2.2 Consents. The parties shall use reasonable commercial efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications

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which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state laws and all necessary consents, approvals, agreements, filings and applications.

ARTICLE III

CAPITAL CONTRIBUTION OF CHRONIMED

         3.1 Contribution. Under its Subscription Agreement for the shares of stock of MGI, Chronimed agreed to contribute a total amount of $1,000.00 to MGI with such contribution to be completed on or before the Distribution Date. Chronimed agrees that such contribution will be completed in accordance with its terms, and in any event, will be completed no later than Distribution Date. Chronimed acknowledges that no additional shares of MGI Common Stock will be issued or issuable in connection with or as a result of completing such contribution.

         3.2 Intended Tax Treatment. The contribution to capital, the transfer of assets under Article IV and the distribution to Shareholders are intended to qualify under Section 351 and Section 368(a)(1)(D) of the Code, and shall be reported on all Chronimed and MGI tax returns and information statements in accordance with such intentions, unless otherwise indicated by Chronimed. Chronimed and MGI understand and acknowledge that all of the shares of MGI Common Stock held by Chronimed will be distributed by Chronimed to the holders of outstanding shares of Chronimed Common Stock.

ARTICLE IV

TRANSFER AND ASSUMPTION

         4.1 Transfer of the Assets.

                  (a) Subject to and upon the terms and conditions of this Agreement, effective as of the Effective Date, Chronimed shall transfer, convey, assign and deliver to MGI, and MGI shall acquire from Chronimed, the following properties, assets and other claims, rights and interests:

                           (i) all inventories of raw materials, work in
                  process, finished goods, maintenance supplies, packaging materials, spare parts and similar items of Chronimed which are used exclusively for the Business (collectively, the "Inventory") which exist on the Effective Date;

                           (ii) all accounts, accounts receivable, notes and
                  notes receivable existing on the Effective Date which are payable to Chronimed, and which apply exclusively to the Business (the accounts, accounts receivable, notes and notes receivable, including any related security therein, to be transferred to MGI pursuant hereto are collectively referred to herein as the "Accounts Receivable");

                           (iii) all prepaid expenses of Chronimed which are
                  used exclusively for the Business existing on the Effective Date (the "Prepaid Expenses");

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                           (iv) all rights of Chronimed under the contracts,
                  agreements, leases, licenses and other instruments specific to the Business, including the real estate leases for the premises at 6214 Bury Drive, Eden Prairie, Minnesota (the "Bury Drive Location"), and at 5182 W. 76th St., Edina, Minnesota (the "Edina Location") (collectively, the "Contract Rights");

                           (v) all books, records and accounts, correspondence,
                  production records, technical, manufacturing and procedural manuals, customer lists, studies which are used exclusively for the Business; provided, however, that Chronimed's corporate record books, minute books, tax returns and records relating to taxes, employment records and general ledgers are not included in the books and records being conveyed to MGI; provided further, that Chronimed shall provide or make available to MGI copies of its general ledgers and records relating to taxes which relate to the Business and the Assets being acquired hereunder (the "Records");

                           (vi) all rights of Chronimed under express or implied
                  warranties which relate exclusively to the Business from the suppliers to the Business (the "Warranty Rights");

                           (vii) except for items specifically listed as
                  Excluded Assets, all of the machinery, equipment, tools, tooling, dies, production fixtures, maintenance machinery and equipment, furniture, office equipment and leasehold improvements owned by Chronimed on the Effective Date which are located at the Bury Drive Location, the Edina Location or in the area at Chronimed's headquarters at Red Circle Drive used exclusively for the business, whether or not reflected as capital assets in the accounting records of Chronimed (collectively, the "Fixed Assets"). It is understood that all of the furniture, equipment, inventory and other personal property owned by Chronimed and located at the Edina Location and the Bury Drive Location are included in the assets, except for items specifically designated as Excluded Assets;

                           (viii) all of Chronimed's right, title and interest
                  in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, software, computer codes, internet domain names, United States and foreign patents, patent applications, trade names, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, which are used exclusively for the Business and are (i) owned by Chronimed or, (ii) where not owned, used by Chronimed in its business (it being understood that in the case of any such items not owned by Chronimed, Chronimed's interest therein is being conveyed subject to any necessary consents or approvals being obtained from the third party who owns the same) and all licenses and other agreements to which Chronimed is a party (as licensor or licensee) which relate exclusively to the Business (again subject to any necessary consents or approvals from third parties who own the same) (collectively, the "Intangible Property");

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                           (ix) Chronimed's right, title and interest to its
                  governmental licenses, permits and authorizations which relate exclusively to the Business, to the extent transferable under applicable law (collectively, the "Licenses");

                           (x) The computer hardware, software and software
                  licenses designated by Chronimed, with a schedule listing the same to be delivered as of the Effective Date; -

                           (xi) The shares of stock in Cell Robotics
                  International, Inc. ("Cell Robotics"), if any, owned by Chronimed on the Effective Date, it being understood that Chronimed will continue to sell the Cell Robotics shares owned by it on a regular basis until the Effective Date; and

                           (xii) Except as specifically provided in Subsection
                  4.1(b) hereof, all other assets, properties, claims, rights and interests of Chronimed which exist on the Effective Date, of every kind and nature and description which are used exclusively for the Business and not for other businesses of Chronimed or for Chronimed's general and administrative functions or headquarters activities.

                  (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to the MGI under this Agreement shall not include (i) Chronimed's cash and cash equivalents, deposits, bank accounts and other similar assets, (ii) except for assets specifically listed on a schedule of additional assets designated by Chronimed and delivered as of the Effective Date, any assets of Chronimed utilized in other businesses of Chronimed, including Chronimed's Disease Management and Specialty Pharmacy businesses (collectively, the "Other Businesses") or in Chronimed's general and administrative activities or headquarters activities (collectively, the "G&A Activities"), and
         (iii) those assets listed on a schedule of excluded assets designated by Chronimed and delivered as of the Effective Date attached hereto (the "Excluded Assets").

                  (c) The Inventory, Accounts Receivable, Prepaid Expenses, Contract Rights, Records, Warranty Rights, Fixed Assets, Intangible Property, Licenses, Stock of Cell Robotics, if any, and other properties, assets and business of Chronimed described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

         4.2 Assumption of Liabilities; Etc.

                  (a) All of the Business and Assets shall be transferred to MGI free and clear of security interests, mortgages, liens and encumbrances of any kind (collectively "Liens") except the following (the "Permitted Liens"): (i) materialmen's, merchants, carriers, workmen's, repairmen's or other like liens arising in the ordinary course of business, and
         (ii) those Liens, if any, which secure the liabilities of Chronimed which exist on the Effective Date and which are being assumed by MGI.

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                  (b) Effective as of the Effective Date, MGI shall assume and agree to pay and perform all liabilities, whether known or unknown, absolute or contingent, accrued or non-accrued, or otherwise, of Chronimed which arise or arose in the past in the ordinary course of business of the Business, or which primarily relate to or which primarily arise from or arose from the Assets or from the Business or its operation, past, present or future, including, but not limited to:

                           (i) All accounts payable and accrued liabilities for
                  the Business as they exist on the Effective Date;

                           (ii) All warranty and service liabilities and
                  obligations of Chronimed for products of the Business or services of the Business sold, leased or provided on, prior to or after the Effective Date;

                           (iii) All other liabilities and obligations of
                  Chronimed for products of the Business or services of the Business sold, leased or provided on, prior to or after the Effective Date, including but not limited to liabilities and obligations for product liability, product defects or for infringement;

                           (iv) All claims and litigation that primarily relate
                  to the Business or the Assets, including any liabilities and obligations that arise thereunder and all costs and expenses arising in connection therewith, including but not limited to the Bayer litigation and the other now known claims and other litigation specified on Schedule 4.2(b)(iv) attached hereto;

                           (v) All liabilities and obligations of Chronimed
                  under the leases, contracts and employee benefit plans set forth on Schedule 4.2(b)(iv) attached hereto, whether arising on, prior to or after the Effective Date; and

                           (vi) All other liabilities and obligations of
                  Chronimed specifically set forth in Schedule 4.2(b)(vi) attached hereto.

         (Hereinafter, the liabilities and obligations assumed by MGI are collectively referred to as the "Assumed Liabilities".) MGI shall not assume or agree to perform, pay or discharge, and Chronimed shall remain liable for, all obligations, liabilities and commitments, fixed or contingent, of Chronimed other than the Assumed Liabilities, specifically including those which relate exclusively to the Other Businesses and the G&A Activities (the "Retained Liabilities").

                  MGI shall use reasonable commercial efforts to obtain Chronimed's release from the Assumed Liabilities, including, without limitation, from guaranties included in the Assumed Liabilities.

         4.3 Conveyance; Further Assurances. At Closing, Chronimed and MGI shall execute and deliver a Bill of Sale and Assumption Agreement (the "Bill of Sale") pursuant to which Chronimed shall transfer, convey and assign the Assets to MGI, and MGI shall assume and agree to perform, pay and discharge the Assumed Liabilities.

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         At any time and from time to time after the Closing, at MGI's or
Chronimed's request and expense, as applicable, but without further consideration, (i) Chronimed promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as MGI may reasonably request to more effectively transfer, convey and assign to MGI, and to confirm MGI's title to, all of the Assets, to put MGI in actual possession and operating control thereof, to assist MGI in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement; and (ii) MGI promptly shall execute and deliver such instruments of assumption, and take such other action, as Chronimed may reasonably request to evidence and carry out MGI's assumption of the Assumed Liabilities.

         To the extent that any advances, assignments, transfers or deliveries, or assumptions shall not have been consummated on the Effective Date, Chronimed and MGI shall cooperate to effect such consummation as promptly thereafter as shall be practicable, however, neither Chronimed nor MGI shall have any liability to any third party for any failure of any transfers or assumptions contemplated hereby to be consummated on or subsequent to the Effective Date. Whether or not all advances, assignments, transfers and deliveries of the Assets have occurred by the Effective Date, MGI shall have, and shall be considered to have acquired complete and sole beneficial ownership over all of the Assets, and shall be deemed to have assumed in accordance with the terms of the Agreement all of the Assumed Liabilities.

         4.4 Ownership of the Assets; No Other Warranties. The delivery to MGI of the instruments of transfer of ownership contemplated by this Agreement will convey all of Chronimed's right, title and interest to the Assets to MGI, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of (i) Chronimed and (ii) Chronimed's lender, except for the Permitted Liens, and, except as may arise from failure to obtain the Required Consents (as defined in Section 4.6 below).

         Except for the foregoing warranty, MGI understands and agrees that Chronimed is not making any representation or warranty as to the value or freedom from encumbrance of or any other matter concerning the Assets, it being agreed and understood that the Assets and the Assumed Liabilities are being transferred "AS IS, WHERE IS," without any other representation or warranty of any kind, express, implied, by description or otherwise. Further, MGI understands and agrees that it will bear the economic and legal risk that any necessary consents or approvals are not obtained or any other requirements of law are not complied with. This provision however, shall not limit any responsibilities which Chronimed may have to provide further assurances under this Agreement.

         4.5 Payments With Respect to Contract Rights. The parties specifically agree as follows with respect to payments due with respect to the transferred Contract Rights:

                  (a) Where Chronimed made payments under contracts included in the Contract Rights before the Effective Date, Chronimed shall bear such payments without reimbursement from MGI even if such payments relate in whole or in part to obligations arising after the Effective Date; and

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                  (b) MGI shall be responsible for all other payments due under contracts included in the Contract Rights even if such payments were due before the Effective Date or related to time periods before the Effective Date.

         4.6 Consents. Each of Chronimed and MGI agree to use reasonable commercial efforts to seek and obtain any required consents (the "Required Consents") to the assignment of the Contract Rights and Licenses to MGI. It is understood, however, that neither party shall be required to make any out-of-pocket payments in order to obtain said consents. In obtaining said consents, the parties shall use reasonable commercial efforts to obtain a release and discharge of Chronimed from liabilities under the Contract Rights effective as of the Effective Date. Chronimed shall use its reasonable commercial efforts to take such actions as may be reasonably necessary to assure that MGI and MGI's successors and assigns receive the rights and benefits of the assignments of the Contract Rights.

         4.7 Power of Attorney. Chronimed hereby irrevocably constitutes and appoints MGI (and MGI's successors and assigns) as the true and lawful agent and attorney-in-fact of Chronimed, with full power of substitution, to perform the following acts in the name of MGI or in the name of Chronimed but on behalf of and for the benefit of MGI: collect for the account of MGI all items transferred to MGI hereunder; endorse checks received in connection therewith; institute and prosecute all actions, suits, or proceedings which MGI may deem proper in order to collect, assert, or enforce any claim, right, or title of any kind in, and to the Assets transferred hereunder; defend and compromise any and all actions, suits, or proceedings, in respect of such Assets; and do all such acts and things in relation thereto as MGI shall deem advisable. Chronimed agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Chronimed or by Chronimed's dissolution or in any manner or for any reason. Chronimed further agrees that MGI shall retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof, and Chronimed agrees to pay to MGI, when received, any amounts which shall be received by Chronimed in respect of any Assets transferred to MGI hereunder.

         4.8 Delivery of Payments, Etc. From and after the Effective Date, if either MGI or Chronimed receives any payments, mail, communications or deliveries to which the other party is entitled, the receiving party shall promptly deliver the same to the other party entitled thereto.

ARTICLE V

THE DISTRIBUTION

         5.1 General. MGI shall take all steps required by Chronimed or the Agent to effect the transactions contemplated by the Distribution Agency Agreement.

         5.2 Rounding of Fractional Shares; Issuance of Additional Shares, If Necessary. It is anticipated that each Chronimed shareholder on the Record Date will receive one (1) share of MGI Common Stock for each three (3) shares of Chronimed held by such a shareholder. No fractional shares of the MGI Common Stock shall be issued. In lieu thereof, each Chronimed shareholder having a fractional interest equal to or greater than one-half share of MGI Common Stock

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shall be entitled to receive one additional full share of the MGI Common Stock and each Chronimed shareholder having a fractional interest less than one-half share of MGI Common Stock shall be entitled to receive only the actual number of full shares of the MGI Common Stock which such shareholder is entitled to receive in accordance with the Distribution.

         5.3 Contribution of MGI Common Stock to MGI. Immediately following the Distribution, Chronimed shall contribute to the capital of MGI all of the shares of MGI Common Stock owned by Chronimed which are distributed to Chronimed's shareholders. Chronimed expects that of the 4,500,000 shares of MGI Common Stock which Chronimed currently owns or will own, approximately 4,100,000 shares will be distributed to Chronimed shareholders, and approximately 400,000 shares will be contributed to the capital of MGI.

ARTICLE VI

LIABILITIES AND INDEMNIFICATION

         6.1 MGI's Liabilities: Indemnification. Subject to the provisions of
Article VIII (Tax Matters) below, MGI shall be liable for (i) any and all liabilities assumed by it pursuant to this Agreement, including the Assumed Liabilities, (ii) any and all Liabilities incurred by it subsequent to the Effective Date, (iii) any breach of this Agreement or the Ancillary Agreements by MGI; and (iv) any claims by third parties that the information provided by MGI included in the Information Statement or the Form 10 is false or misleading with respect to any material fact or misstates any material fact required to be stated therein, or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MGI hereby agrees to indemnify, save and hold harmless Chronimed from and against such claims, Liabilities and breaches including any third party claims arising in connection with such claims, Liabilities and breaches. In the event Chronimed incurs any Liability or expense to be borne by MGI hereunder, MGI agrees to reimburse, indemnify and hold harmless Chronimed for any expense or Liability associated therewith.

         6.2 Chronimed Liabilities; Indemnification. Subject to the provisions of Article VIII (Tax Matters) below, Chronimed shall be liable for (i) any and all claims and Liabilities relating to the business and assets not transferred to MGI and the Liabilities not assumed by MGI under the terms of this Agreement and the Ancillary Agreements, including the Retained Liabilities, and (ii) any breach of this Agreement or the Ancillary Agreements by Chronimed. Chronimed hereby agrees to indemnify and hold harmless MGI from and against such claims, Liabilities and breaches, including any third party claims arising in connection with such claims, Liabilities and breaches. In the event MGI incurs any Liability or expense to be borne by Chronimed hereunder, Chronimed agrees to reimburse, indemnify and hold harmless MGI for any expense or Liability associated therewith.

         6.3 Notice; Defense of Claims.

                  (a) The party which is entitled to indemnification hereunder (for purposes of this Section 6.3, the "Indemnified Party") may make claims for indemnification hereunder by giving written notice thereof to the party required to indemnify (for purposes of this Section 6.3, the "Indemnifying Party"). If indemnification is sought for a claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnifying Party from any liability, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 30 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 30 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.

                  (b) The Indemnifying Party shall be entitled to direct the defense against a third party claim or litigation with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the obligations of the Indemnifying Party hereunder as to such third party claim or litigation shall include taking all steps necessary in the defense, settlement, or compromise of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) caused by or arising out of any settlement or compromise approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such third party claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement or compromise (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a full release from all liability in respect of such claim or litigation. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel at the expense of the Indemnifying Party.

                  (c) If the Indemnifying Party shall not give notice of its intent to dispute and defend a third party claim or liability or litigation resulting therefrom after receipt of notice from the Indemnified Party, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability in such manner as it deems appropriate (with counsel selected by the Indemnified Party), and to compromise or settle such claim or litigation on such terms as it may deem appropriate, exercising reasonable business judgment.

                  (d) The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any settlement or compromise in connection with, or any judgment rendered with respect to, any claim by a third party in such litigation and for all damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

                  (e) If the third party claim or liability is one that by its nature cannot be defended solely by the Indemnifying Party, the Indemnified Party shall make available such information and assistance in connection therewith as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense at the expense of the Indemnifying Party.

         6.4 Agreements Relating to Indemnification. The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this
Article VI shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnified Party in reduction of the claim for which indemnification is provided. If an Indemnified Party shall have received an indemnity payment in respect of an indemnifiable loss and shall subsequently actually receive insurance proceeds or other amounts (such as settlement amounts) in respect of the indemnifiable loss then such Indemnified Party shall immediately pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of indemnity payments actually received by the Indemnified Party previously.

         If an Indemnified Party is able to deduct an amount attributable to the indemnifiable loss (the "Indemnifiable Loss Deduction"), and the Indemnified Party does not have to include in income an amount attributable to the indemnity payment it receives from the Indemnifying Party, the Indemnified Party shall be deemed to have received a tax saving; provided, however, that if the Indemnifying Party is able to deduct the amount attributable to the Indemnity Payment, no tax saving shall be deemed to have occurred.

         Where an Indemnified Party is deemed to have received a tax saving, such Indemnified Party shall pay the Indemnifying Party an amount equal to the tax saving achieved by the Indemnified Party within forty-five (45) days after the filing of the tax return giving rise to the tax saving by the Indemnified Party. The amount of the tax saving shall be calculated based on the highest marginal combined federal and state income tax rate applicable to the Indemnified Party on the return whereby the tax saving is realized.

         6.5 No Beneficiaries. Except to the extent expressly provided otherwise in this Article VI, the indemnification provided for by this Article VI shall not inure to the benefit of any third party or parties, and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.

ARTICLE VII

ACCESS TO INFORMATION AND SERVICES

         7.1 Provision of Corporate Records. Upon MGI's request, Chronimed shall arrange as soon as practicable following the Distribution Date for the delivery to MGI of existing corporate records in the possession of Chronimed relating to the business and assets to be transferred to MGI, together with all active agreements relating to the businesses to be transferred to MGI, except to the extent such items are already in the possession of MGI. Such records shall be the property of MGI, but shall be available to Chronimed for review and duplication until Chronimed shall notify MGI in writing that such records are no longer of use to Chronimed.

         7.2 Access to Information. From and after the Distribution Date, Chronimed shall afford to MGI and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Chronimed's possession relating to the businesses transferred to MGI, insofar as such access is reasonably required by MGI. MGI shall afford to Chronimed and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within MGI's possession relating to the Chronimed business as constituted after the Distribution and to the business of the Division before MGI was spun-off, insofar as such access is reasonably required by Chronimed. Information may be requested under this
Article VII for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing the transactions contemplated in this Agreement and the Ancillary Agreements.

         7.3 Securities Filings. For a period of five years following the Distribution Date, each of Chronimed and MGI shall provide to the other, if the other has requested it, promptly following such time at which such documents shall be filed with the Commission, copies of all documents which shall be publicly filed with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         7.4 Provision of Services. In addition to any services contemplated to be provided following the Distribution Date by any Ancillary Agreement, each party, upon written request, shall make available to the other party, during normal business hours and in a manner that will not unreasonably interfere with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff services (collectively "Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

         7.5 Production of Witnesses. At all times from and after the Distribution Date, each of Chronimed and MGI shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved.

         7.6 Reimbursement. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Information, Services or witnesses to the other party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (but not salary payments), as may be reasonably incurred in providing such Information or Services.

         7.7 Retention of Records. For a period of six (6) years following the Distribution Date, each of Chronimed and MGI shall retain all Information relating to the other, except as otherwise required by law or set forth in an Ancillary Agreement or except to the extent that such Information is in the public domain or in the possession of the other party; provided, that, after the expiration of such retention period, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dispose of such Information shall provide no less than ninety (90) days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested, at the expense of the party requesting such Information.

         7.8 Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any Information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provisions of this Agreement or any Ancillary Agreement; provided, however, that such restriction shall not apply to any Confidential Information which is (a) independently developed by the receiving party outside the scope of this Agreement, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 7.8 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of either Chronimed or MGI hereunder (if such assignee, sublicense or subcontractor is subject to the provisions of this Section 7.8 or comparable provisions), or (f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 7.8 shall survive for a period of five (5) years from the Effective Date.

         7.9 Privileges. Chronimed and MGI agree to maintain, preserve and assert all privileges that either party may have, including without limitation, any privilege or protection arising under or relating to any attorney-client relationship that existed prior to the Distribution Date ("Privilege" or "Privileges"). MGI and Chronimed shall be entitled to require the assertion of, or to decide whether to consent to the waiver of, any and all Privileges which, in the case of MGI, relate to the Assets and/or Assumed Liabilities, and, in the case of Chronimed, relate to the assets and/or liabilities not transferred to MGI. Each of Chronimed and MGI shall use the same degree of care as it would with respect to itself so as not to waive any Privilege which could be asserted under applicable law.

         Upon receipt by any party of any subpoena, discovery or other requests which arguably calls for the production or disclosure of information subject to Privilege of the other party, such receiving party shall promptly notify the other party of the existence of the request and shall provide the other party reasonable opportunity to review the information and to assert any rights that it may have under this section or otherwise with respect to such information.

         Nothing in this Agreement shall operate to reduce, minimize or condition the right either party has under its Privileges, or the rights granted to either party in, or the obligations imposed upon either party by, this
Section 7.9.

ARTICLE VIII

TAX MATTERS

         8.1 Effective Date. It is the intention of Chronimed and MGI that the Distribution shall be treated as being effective on the Effective Date for purposes of allocating Tax liability (other than Taxes as a result of the Transfer of Assets to MGI and the Distribution). Consistent with this intention, liabilities for such Taxes relating to periods ending on or prior to the Effective Date, and, correspondingly, the benefit of any credits, refunds or other Tax benefits relating to such periods, shall be for the account of Chronimed. Similarly, all liabilities for such Taxes relating to the operations of MGI and the MGI business for periods on or after the Effective Date, and corresponding, any credits, refunds or other Tax benefits relating to such periods, shall be for the account of MGI. The sections set forth below specify in greater detail how said objectives are to be achieved (and the sections below shall govern if there are any inconsistencies between this section and such sections) and address other matters relating to Taxes.

         8.2. Tax Indemnification by Chronimed. Chronimed shall indemnify and hold MGI and any successor corporation thereto or post-Distribution Date Affiliates thereof harmless from and against the following Taxes arising from or attributable to the business or operations of MGI or Chronimed or their respective Affiliates:

         (a) Any and all Taxes arising in or attributable to any taxable period ending before the Effective Date;

         (b) Except as provided in Section 8.6 below, 60% of any and all Taxes of Chronimed and/or MGI or their Affiliates in connection with the Transfer of Assets to MGI described herein and the Distribution (including any liability of Chronimed and/or MGI or their Affiliates to shareholders of Chronimed or MGI for Taxes of shareholders in connection with the Distribution), specifically including but not limited to any Taxes attributable to gain imposed on Chronimed under Sections 311 or 355 of the Code, and any sales and use, gross receipts, or other transfer Taxes imposed on the Transfer of Assets to MGI described herein or on the Distribution;

         (c) Any several liability of MGI under Treasury Regulations section 1.1502-6 or under any comparable or similar provision under state, local or foreign Laws or regulations for Tax periods beginning on or prior to the Distribution Date;

         (d) Any Taxes allocated to Chronimed under Section 8.4.

On or prior to the Effective Date, Chronimed shall cancel any other Tax sharing agreements to which MGI would be subject.

         8.3 Tax Indemnification by MGI. MGI shall indemnify and hold Chronimed and any successor corporations thereto and any Affiliates thereof (other than MGI) harmless from and against the following Taxes:

         (a) any and all Taxes from or attributable to the Business or operations of MGI arising in or attributable to any taxable period beginning on or after the Effective Date, due or payable by MGI or by Chronimed, except Taxes described in Sections 8.2(b) or (c) above or Section 8.3(b);

         (b) Except as provided in Section 8.6 below, 40% of any and all Taxes of Chronimed and/or MGI or their Affiliates in connection with the Transfer of Assets to MGI described herein and the Distribution (including any liability of Chronimed and/or MGI or their Affiliates to shareholders of Chronimed or MGI for Taxes of shareholders in connection with the Distribution), specifically including but not limited to any Taxes attributable to gain imposed on Chronimed under Sections 311 and 355 of the Code, and any sales and use, gross receipts, or other transfer Taxes imposed on the Transfer of Assets to MGI described herein or on the Distribution;

         (c) any Taxes allocated to MGI under Section 8.4.

         8.4 Allocation of Certain Taxes. Any Taxes for a taxable period beginning before the Effective Date and ending after the Effective Date with respect to MGI or the Business (other than Taxes described in Sections 8.2(b) or (c), Section 8.3(b), or Section 8.6 herein) shall be paid by Chronimed or MGI, and the Taxes for such period shall be apportioned for purposes of Section 8.2 and Section 8.3 between Chronimed and MGI based upon (i) whether the date of the transaction or incident creating the Tax liability occurred before the Effective Date on the one hand, or on or after the Effective Date, for transactional or similar Taxes (such as sales tax), (ii) on the portion of the income for the period before the Effective Date and the portion of the income on or following the Effective Date for Income Taxes (with the allocation of income being made as if the books were closed as of the day before the Effective Date), and (iii) on the portion of such period before the Effective Date and the portion of such period on and after the Effective Date for all other Taxes. For purposes of
Section 8.3(a), MGI's Income Tax liability for periods beginning on or after the Effective Date for Returns for which MGI and Chronimed filed consolidated or combined Returns shall be the excess of Chronimed's combined or consolidated (as the case may be) Income Tax liability for its Return including MGI, over Chronimed's combined or consolidated Income Tax liability for such Return if neither the Business nor MGI were included in the combined or consolidated group for the Tax year beginning on the Effective Date.

         8.5 Indemnification Matters. Unless otherwise specified in this Agreement, all indemnification and other Tax payments to be made pursuant to this Article VIII shall be made within thirty (30) days of (a) written notice of a payment by or the incurrence of such an amount based on a Determination by a Taxing Authority or the filing of a Tax Return, which notice shall be accompanied by a computation of the Tax due, or (b) written notice of an other indemnifiable Tax payment due, which notice shall be accompanied by a computation of the Tax due. Chronimed and MGI agree to report for Tax purposes any Tax indemnity payment made pursuant to this Article VIII as a distribution or capital contribution, as appropriate, occurring immediately before the Effective Date. If, notwithstanding the manner in which Tax indemnity payments are reported, there is an adjustment to the Tax liability of the recipient of a Tax indemnity payment, the payment shall be appropriately adjusted to place the parties in the same after-Tax position they would have enjoyed absent such adjustment to Tax liability. If an indemnified party realizes a benefit in any period as a result of making the payment with respect to which an indemnification or other Tax payment is required to be made, the indemnified party shall pay to the indemnifying party the amount of such Tax benefit. If any indemnification payment required to be made pursuant to this Agreement is not made when due, such payment shall bear interest at the prevailing interest rate for underpayments as determined under Section 6621 of the Code; provided, however, that this sentence shall not permit a doubling up of interest for a time period if the amount to paid as an indemnity payment includes interest for such time period.

         8.6 Covenant Against Certain Actions. Chronimed agrees that it shall not, and MGI agrees that it shall not, take or fail to take any action (including, without limitation, any cessation, transfer to Affiliates or disposition of its active trade or business, certain reacquisitions of its stock, and entering into any transaction or arrangement pursuant to which one or more persons acquire stock of the company representing a "50% or greater interest" within the meaning of Section 355(d)(2)(4) of the Code that would cause Section 355(e) of the Code to apply to the Distribution) that would cause the Transfer of Assets to MGI hereunder to be taxable, the Distribution to fail to qualify under Section 355 of the Code, or the Distribution to result in Tax to Chronimed under Sections 355(d) or (e) of the Code. Chronimed shall be responsible for all of any Taxes of Chronimed and MGI in connection with the Transfer of Assets to MGI and the Distribution (including any liability of Chronimed and/or MGI or their Affiliates to shareholders of Chronimed or MGI for Taxes of shareholders in connection with the Distribution) that are solely attributable to, or solely result from, Chronimed's violation of its covenant in this Section 8.6. MGI shall be responsible for all of any Taxes of Chronimed and MGI in connection with the Transfer of Assets to MGI and the Distribution (including any liability of Chronimed and/or MGI or their Affiliates to shareholders of Chronimed or MGI for Taxes of shareholders in connection with the Distribution) that are solely attributable to, or solely result from, MGI's violation of its covenant in this
Section 8.6.

         8.7 Filing Responsibility.

         (a) Chronimed shall prepare and file or shall cause MGI to prepare and file the following Returns with respect to MGI:

                  (i) all Income Tax Returns for any taxable period ending on or before the Distribution Date; and

                  (ii) all other Returns required to be filed (taking into account extensions) on or before the Distribution Date.

         (b) MGI shall prepare and file all other Returns with respect to MGI required to be filed (taking into account extensions) after the Distribution Date. MGI and Chronimed agree that they will treat MGI as if such entity ceased to be part of Chronimed's affiliated group, within the meaning of Section 1504 of the Code, as of the opening of business on the day after the Distribution Date.

         (c) With respect to any Return to be filed by MGI including Taxes for which Chronimed has liability hereunder, MGI shall consult with Chronimed concerning such Return and shall report all items directly resulting in Tax liability to Chronimed in accordance with this Agreement and the instruction of Chronimed (but in accordance with past practices in preparing such returns to the extent still permissible), unless otherwise agreed by Chronimed and MGI. MGI shall provide Chronimed with a copy of each proposed return at least fifteen
(15) days prior to the filing of such Return, and Chronimed may propose comments to MGI, which comments shall be delivered to MGI within seven (7) days of receiving such copies from MGI.

         (d) With respect to any Return to be filed by Chronimed including Taxes for which MGI has liability hereunder (other than by reason of Section 8.3(b)), Chronimed shall consult with MGI concerning each such Return and shall report all items directly resulting in Tax liability to MGI in accordance with this Agreement and the instruction of MGI (but in accordance with past practices in preparing such returns to the extent still permissible), unless otherwise agreed by Chronimed and MGI. Chronimed shall provide MGI with a copy of each proposed return at least fifteen (15) days prior to the filing of such Return, and MGI may propose comments to Chronimed, which comments shall be delivered to Chronimed within seven (7) days of receiving such copies from Chronimed.

         (e) All Returns shall be filed consistent with the Distribution qualifying as a spin-off under Section 355 of the Code.

         8.8 Refunds and Carrybacks.

         (a) Chronimed shall be entitled to an amount equal to any refunds or credits of Taxes attributable to taxable periods ending before the Effective Date and attributable to Taxes allocated to Chronimed under Section 8.4. MGI shall be entitled to an amount equal to any refunds or credits of Taxes attributable MGI or the Business for taxable periods beginning on or after the Effective Date (except for Taxes described in Sections 8.2(b), 8.3(b) and 8.6) and attributable to Taxes allocated to MGI under Section 8.4. Refunds of credits of Taxes described in Sections 8.2(b), 8.3(b), and 8.6 shall be allocated to Chronimed and MGI in proportion to the parties' liability hereunder for such Taxes.

         (b) MGI shall promptly forward to Chronimed or reimburse Chronimed for any refunds or credits due Chronimed (pursuant to the terms of this Article
VIII) after receipt thereof, and Chronimed shall promptly forward to MGI or reimburse MGI (pursuant to the terms of this Article VIII) for any refunds or credits due MGI after receipt thereof.

         (c) Chronimed agrees to pay to MGI the Income Tax benefit from its use of an item of loss, deduction or credit of the Business or MGI, or a carryback thereof, which arises in any taxable period beginning on or after the Effective Date (or is attributable to the portion of the taxable period on or after the Effective Date for a Tax period that begins before the Effective and ends after the Effective Date); provided, however, that if such use permanently prevents Chronimed from receiving a Tax benefit from its own loss, deduction, or credit carryback, MGI shall reimburse Chronimed for such payment to the extent of such lost Tax benefit at the time Chronimed would have received such benefit. Unless Chronimed otherwise agrees in writing, MGI agrees to elect under Section 172(b)(3) of the Code, and any corresponding state or foreign statutes, to relinquish any right to carryback net operating losses (in which event no payment is due from Chronimed to MGI).

         (d) (i) If (xx) any adjustment is made to any Return where the adjustment relates to the Tax Liability of Chronimed or any of its Affiliates (including, prior to the Effective Date, MGI) for any period prior to the Effective Date or under Section 8.2(b) and there is a correlative offsetting adjustment to any Return applicable to the Business or MGI or any of its Affiliates for any period on or after the Effective Date (including Chronimed's combined or consolidated Return including MGI for the period beginning on the Effective Date and ending on the Distribution Date but only with respect to the Tax liability allocated to MGI under Section 8.4 hereof) or (yy) any adjustment is made to any Return where the adjustment relates to the Tax Liability of MGI or of its Affiliates for any period on or after the Effective Date (including Chronimed's combined or consolidated Return including MGI for the period beginning on the Effective Date and ending on the Distribution Date but only with respect to the Tax liability allocated to MGI under Section 8.4 hereof) and there is a correlative offsetting adjustment applicable to any Return of Chronimed or any of its Affiliates (including, prior to Effective Date, MGI), the party whose adjustment is favorable (i.e., the party to which there inures, directly or indirectly, a net Tax benefit as the result of any adjustment (MGI or Chronimed, as the case may be)) shall pay to the other party the amount of such net Tax benefit at such time or times as and to the extent that such benefit is realized through a refund of Tax or actual reduction in the amount of Taxes which would otherwise be paid if such adjustment had not been made; provided, however, that the party whose adjustment is favorable shall not be required to make a payment to the other party in excess of the amount (if any) of the net Tax detriment to such other party correlative to such net Tax benefit; provided, further, that if the party whose adjustment is favorable realizes a net Tax benefit prior to the time the other party realizes a net Tax determent, the party whose adjustment is favorable shall not be required to make any payments to the other party until such time or times as the net Tax detriment is actually realized by such other party. This subparagraph (i) shall apply whether the adjustment is a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or the filing of an amended Return to reflect the consequences of any Determination made in connection with any such audit or proceeding or otherwise. This subparagraph (i) shall not be applicable to the extent that the party obligated to make a payment under this subparagraph is obligated under this
Article VIII (aside from this subparagraph) to make a payment to the other party for the Tax detriment described in this subparagraph.

         (ii) If either MGI or Chronimed makes a payment to the other party pursuant to subparagraph (i) above, and (a) it is later determined by the applicable Taxing Authority that the party who made such payment is not entitled to the net Tax benefit which gave rise to such payment, then the party who received such payment shall promptly remit to the party who made such payment the amount of such payment that is attributable to the disallowed Tax benefit, or (b) if, as a result of a correlative adjustment, an attribute arising in a later period which would otherwise be able to be carried back to the taxable year or years in which the party making the payment thereunder realized a net Tax benefit (a "Displaced Carryback") cannot be utilized, the party receiving a payment pursuant to this subsection (d) will repay to the payer an amount sufficient to place the payer in the same position (ignoring for this purpose any potential carry forward of the Displaced Carryback) as it would have been if the correlative adjustment had not occurred, except that the payer shall subsequently return an amount up to such repayment when as and to the extent the payer actually receives a net Tax benefit from the Displaced Carryback.

         (iii) For purposes of determining whether a correlative adjustment described in this subsection (d) has a net Tax benefit, or detriment to the party affected, all effects of such adjustment, including without limitation, interest, penalties and additions to Tax required to be paid or received, any Tax imposed upon a refund or reduction in Tax and any Tax consequences occasioned by any payment made or to be made by one party to the other shall be taken into account.

         (iv) Each of Chronimed and MGI agrees that, unless the other company consents in writing, no amended Return shall be filed with a Taxing Authority (other than an amended Return to reflect the consequences of any Determination made in connection with any Tax Audit described in subparagraph 8.8(d)(i)) if the effect of the amended Return would be to produce a correlative Tax detriment to the company not filing the amended Return in the manner described in subparagraph 8.8(d)(i).

         (f) Where a payment is required under this Section 8.8, such payment shall be made within thirty (30) days of the filing of any Tax Return that creates the Tax benefit or detriment giving rise thereto, or the payment or reduction in credit creating the Tax detriment or the receipt of the refund or credit creating the Tax benefit.

         8.9 Cooperation and Exchange of Information.

         (a) As soon as practicable but in any event within sixty (60) days after Chronimed's request, from and after the Effective Date, MGI shall provide Chronimed with such cooperation and shall deliver to Chronimed such information and data concerning the pre-Distribution Date operations of MGI and make available such knowledgeable employees of such entities as Chronimed may reasonably request, including providing the information and data required by Chronimed 's customary Tax accounting questionnaires, in order to enable Chronimed to complete and file all Returns which it may be required to file with respect to the operations and business of MGI through the Distribution Date or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable Chronimed to satisfy its internal accounting, Tax and other legitimate requirements. Such cooperation and information shall include without limitation provision of powers of attorney for the purpose of signing Returns and defending audits for the periods ending on or prior to the Distribution Date and MGI will promptly forward copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to Chronimed or its obligations hereunder and provide copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other Determinations by any Taxing Authority and records concerning the ownership and Tax basis or property, which MGI and its Affiliates, if any, may possess. Chronimed shall furnish MGI with its cooperation in a manner comparable to that described in this Section 8.9(a) for all pre-Distribution periods.

         (b) For a period of ten (10) years after the Distribution Date or such longer period as may be required by law, each of Chronimed and MGI shall retain and not destroy or dispose of all Returns (including supporting materials), books and records (including computer files) of, or with respect to its activities or Taxes, for all taxable periods ending on or prior to the Distribution Date. Thereafter, each of Chronimed or MGI shall not destroy or dispose of any such Returns, books or records unless it first offers such Returns, books and records to the other party in writing and the other party fails to accept such offer within sixty (60) days of its being made.

         (c) MGI and Chronimed and their respective Affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Effective Date or Distribution Date.

         (d) Whenever Chronimed or MGI receives in writing from the IRS or any other Taxing Authority notice of an adjustment which may give rise to a payment from the other party under this Article VIII, Chronimed or MGI (as the case may be) shall give notice of the adjustment to the other party within ten (10) days after the receipt of the notice. Chronimed shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which it would be liable under this Article
VIII. MGI shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes for which it would be liable under this
Article VIII. If the Tax Audit relates to

Taxes for which MGI would be liable under this Article VIII and for which Chronimed would be liable under this Article VIII, Chronimed shall control the Tax Audit subject to provisions of this Section 8.9(d). Chronimed and MGI, as the case may be, shall keep the other party duly informed and shall consult with each other with respect to the resolution of any issue that would adversely affect the other party, and not settle any such issue, or file any amended Return relating to any such issue, without the consent of the affected party, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld pursuant to this Section, the party controlling the audit or examination may nevertheless settle, continue or initiate any further proceedings at its own expense, provided that any adjustments required shall be made and treated as set forth in Section 8.9(d).

         (e) If MGI or Chronimed fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 8.9, within a reasonable period, or otherwise fails to do any act required of it under this Section 8.9, then, notwithstanding any other provision of this Agreement, the party failing to provide the information shall indemnify and hold the other party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

         (f) MGI and Chronimed shall cooperate with each other by providing any appropriate certificates or statements (such as a Minnesota resale exemption certificate) if needed for the Transfer of Assets to MGI hereunder or the Distribution to qualify for a Tax exemption or other provision making the transaction nontaxable.

ARTICLE IX

ADDITIONAL ASSURANCES

         9.1 Mutual Assurances. Chronimed and MGI agree to cooperate with respect to the implementation of this Agreement and the Ancillary Agreements and to execute such further documents and instruments as may be necessary to confirm the transactions contemplated hereby. Such cooperation may include joint meetings with corporate partners, suppliers, customers and others to the extent necessary to assure the orderly transition of the business and assets contemplated hereby; provided, however, that nothing herein shall be deemed to obligate either Chronimed or MGI to take any action or reach any understandings which may violate any applicable laws.

ARTICLE X

EMPLOYEES AND BENEFITS

       10.1 Offers of Employment and Benefits. Effective as of the Effective Date, MGI shall offer employment to all employees of Chronimed primarily employed in the Business, including but not limited to those employees who are then on authorized leaves of absence or legally required leaves of absence, and to those employees specified on Schedule 10.1. Said offers of employment to each employee shall be at rates of compensation, including incentive compensation, no less favorable than the rate of compensation currently being paid to each employee, and the package of benefits offered to each employee shall be reasonably comparable, taken as a whole, to the package of benefits presently received by such employee from Chronimed; provided, however, that it is specifically understood and agreed that MGI will be establishing its own Stock Option Plan, which may or may not be similar to the Stock Option Plan of Chronimed; and provided further, that MGI reserves the right to reevaluate, alter, amend, terminate or suspend any employee benefit plan at MGI at any time after the Distribution Date for any reason.

         After the Effective Date wherever any employee benefit plan, program or policy is made available by MGI to the former employees of Chronimed who are now employed by MGI: (i) to the extent permitted by law, service with Chronimed by any such employee prior to the Effective Date shall be credited in determining such employee's eligibility, vesting, vacation accruals and benefit levels under any such plan, program or policy; and (ii) with respect to any welfare benefit plans for which such employees may become eligible, MGI shall, to the extent permitted by law, cause such plans to provide credit for any applicable co-payments or deductibles paid prior to the Effective Date by such employees and waive pre-existing conditions, exclusions and waiting periods, other than exclusions or waiting periods that have not been satisfied or waived under any welfare plans maintained by Chronimed for such employees prior to the Closing Date.

         10.2 Termination of Employment and Chronimed Obligations. Contemporaneously with such offers of employment by MGI, Chronimed shall terminate each such employee. In the event that any employee does not accept MGI's offer of employment, and Chronimed is required to pay severance to said employee, MGI shall reimburse Chronimed for the cost of such severance payments. Any severance payments will be made in accordance with Chronimed's current policy.

         Chronimed shall pay to each employee terminated by Chronimed as of the Effective Date all accrued wages, salary, commission and other employee compensation payments due for services prior to the Effective Date promptly, and in any event no later than such payments would have otherwise been due to said employees. Chronimed shall not pay accrued vacation or holiday pay due to said employees; rather, said amounts shall be assumed and paid by MGI and the amount thereof shall be treated as an Assumed Liability pursuant to Section 4.2.

         10.3 401(k) Plan. MGI shall establish a 401(k) Plan which is substantially similar in its terms and provisions to the 401(k) Plan currently maintained by Chronimed. However, MGI intends to use a different trustee and custodian for its Plan and, as a result, investment choices under the MGI Plan will not be identical to those provided under Chronimed's Plan. No distributions will be made from the Chronimed Plan to Chronimed employees who become employees of MGI. Rather, there will be a plan-to-plan transfer of account balances for all such employees from the Chronimed Plan to the MGI Plan.

         10.4 No Hiring. For a period of 12 months following the Effective Date, each of Chronimed and MGI shall not employ any employee of the other without the written consent of the other party.

ARTICLE XI

CERTAIN ADDITIONAL MATTERS

         11.1 Nasdaq National Market Listing. MGI hereby agrees to use its reasonable efforts to effect and maintain the listing of the MGI Common Stock on the Nasdaq National Market System.

         11.2 PaineWebber. Under an agreement with PaineWebber dated March 25, 1999 ("PaineWebber Agreement"), Chronimed will be obligated to pay a fee to PaineWebber if certain types of transactions are closed by either Chronimed or MGI for the time period specified in the PaineWebber Agreement. If Chronimed is party to a transaction which gives rise to a fee obligation under the PaineWebber Agreement, Chronimed shall be solely responsible for, and shall indemnify, save and hold harmless MGI against, any obligation for said fee. Correspondingly, if MGI is party to any transaction which gives rise to a fee obligation under the PaineWebber Agreement, MGI shall be solely responsible for, and shall indemnify, save and hold harmless Chronimed against, any obligation for said fee.

         11.3 Use of Chronimed Name. Within 90 days after the Distribution Date, MGI, at its own expense, shall remove (or, if necessary, cover-up) any and all exterior and interior signs and identifiers which refer or pertain to Chronimed at MGI's locations. Until March 31, 2001, MGI shall have the right to use existing supplies and documents, such as, but not limited to forms, labels, shipping materials, packaging materials, catalogs, manuals, advertising material and similar material being transferred to it pursuant to this Agreement which have imprinted thereon the name "Chronimed" or trademarks or symbols comprising the name "Chronimed." At the end of such time period, MGI shall destroy all such remaining supplies and documents.

         11.4 Limitation of Liability. Notwithstanding anything to the contrary contained herein, each of Chronimed's and MGI's respective obligations under this Agreement to the other where either has claims against the other, shall be limited to direct and actual damages and shall exclude incidental, consequential, punitive and special damages; provided, however, that the foregoing shall not be deemed to limit either party's obligation to indemnify the other with respect to claims by a third party where the damages obtained by the third party might otherwise be subject to the foregoing limitations.

         11.5 Letters of Credit. MGI shall use its commercially reasonable efforts to substitute MGI letters of credit for any Chronimed letters of credit outstanding on the Effective Date with respect to obligations of the Assets and Business transferred to MGI hereunder. In addition, MGI shall reimburse Chronimed for any costs incurred or funds advanced by Chronimed following the Effective Date with respect to any such letters of credit.

         11.6 Liabilities Related to Transaction. The parties have reached specific agreement regarding which party should bear certain specific expenses and liabilities relating the implementation of the transactions contemplated by this Agreement and the Ancillary Agreements. Exhibit A attached hereto sets forth the expenses which are subject to the parties' specific agreement and sets forth the agreement of the parties regarding the bearing of such expenses. Each of MGI and Chronimed agree to pay and be responsible for those expenses allocated to them pursuant to Exhibit A.

         Except as otherwise specifically provided in this Agreement, Chronimed and MGI shall bear their own expenses associated with the Distribution.

         11.7 Insurance. MGI acknowledges that from and after the Distribution Date, MGI will not be covered under, nor will it be entitled to protection pursuant to this Agreement under, the insurance policies maintained by Chronimed. MGI acknowledges that it is its responsibility to obtain such insurance coverage as it deems appropriate, specifically including insurance coverage for actions, events and transactions which have occurred with respect to the Business prior to the Effective Date.

ARTICLE XII

DISPUTE RESOLUTION

         12.1 Procedure; Initial Meeting. In the event a dispute arises between Chronimed and MGI arising out of or related to this Agreement or the Ancillary Agreements or otherwise in connection with this Agreement and the transactions contemplated hereby, the aggrieved party shall promptly notify the other party by written notice, describing briefly the nature of the dispute (the "Dispute"). A meeting shall be held between the parties within ten (10) business days of receipt of the notice, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

         12.2 Submission to Mediation. If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution to the Dispute, they shall submit the Dispute at the earliest possible date to non-binding mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. In the event the mediation is not successful in obtaining an agreed resolution of the Dispute, then the Dispute shall be submitted to binding arbitration in accordance with the following section.

         12.3 Binding Arbitration. If the mediation has not been successful, either party may submit the dispute to binding arbitration before three (3) arbitrators in Minneapolis, Minnesota (or such other location mutually acceptable to the parties) pursuant to the then existing Commercial Arbitration Rules of the American Arbitration Association. Each of Chronimed and MGI shall select one (1) arbitrator, and the arbitrator so selected shall select the third arbitrator. The arbitrators shall issue a written decision within forty-five
(45) days of the date all evidence is finally submitted to the panel. The majority decision of the panel of arbitrators shall be final and binding on the parties to this Agreement. Judgment upon the majority award of the arbitrators may be entered by any court of competent jurisdiction.

         Each party shall pay the fees of the arbitrator selected by that party. Remaining costs of the arbitration shall be shared equally by the parties.

         All negotiations and mediations pursuant to this Article XII shall be treated as compromise and settlement negotiations for purposes of Federal Rules of Evidence and comparable State Rules of Evidence.

         12.4 Equitable Relief. Nothing herein shall preclude either party from seeking equitable relief to prevent any immediate or irreparable harm to its interests, including multiple breaches of this Agreement or an Ancillary Agreement by the other party. Otherwise, the procedures set forth in this
Article XII are the exclusive means of resolving any Disputes. Either party may seek specific enforcement of any arbitrator's decision under this Article XII.

ARTICLE XIII

MISCELLANEOUS

         13.1 Governing law. This Agreement shall be governed by the laws of the State of Minnesota.

         13.2 Construction. Each provision of this Agreement shall be interpreted in a manner to be effective and valid to the fullest extent permissible under applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement which shall remain in full force and effect.

         13.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         13.4 Complete Agreement: Construction. This Agreement and the Ancillary Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         13.5 Exhibits. Exhibits to this Agreement shall be deemed to be an integral part hereof, and schedules or exhibits to such Exhibits shall be deemed to be an integral part thereof.

         13.6 Amendments; Waivers. This Agreement may be amended or modified only in writing executed on behalf of Chronimed and MGI. No waiver shall operate to waive any further or future act and no failure to object of forbearance shall operate as a waiver.

         13.7 Notices. Notices hereunder shall be effective if given in writing and delivered or mailed, postage prepaid, by registered or certified mail to:

                           Chronimed Inc.
                           10900 Red Circle Drive
                           Minnetonka, Minnesota 55343
                           Attention: CEO

         or to:

                           MEDgenesis Inc.
                           5182 West 76th Street
                           Edina, Minnesota 55439
                           Attention: CEO

         13.8 Successors and Assigns. this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement and the rights and obligations contained herein or in any exhibit or schedule hereto shall not be assignable, in whole or in part, without the prior written consent of the parties hereto and any attempt to effect any such assignment without such consent shall be void.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                       CHRONIMED INC.



                                       By /s/ Henry F. Blissenbach
                                       Its Chief Executive Officer


                                       MEDgenesis INC.



                                       By /s/ Maurice R. Taylor II
                                       Its Chief Executive Officer

EXHIBIT A

AGREEMENT REGARDING SPECIFIC EXPENSES

         Chronimed shall be responsible (i) for the legal fees of Gray, Plant, Mooty, Mooty & Bennett relating to the Spin-Off transaction incurred through the Distribution Date, (ii) for the fees of Ernst & Young relating to the Spin-off transaction incurred through the Distribution Date, (iii) for the printing of stock certificates, and (iv) for the charges of the Transfer Agent in connection with the Distribution, for the Nasdaq fee and for the SEC fee.

                                    AMENDMENT
                                       TO
                                DISTRIBUTION AND
                                SPINOFF AGREEMENT



         This Amendment is made effective July 1, 2000, between Chronimed Inc. and MEDgenesis Inc. Chronimed and MEDgenesis have entered into a Distribution and Spinoff Agreement effective July 1, 2000. The parties desire to amend the Distribution and Spinoff Agreement with respect to the matters addressed below.

1. Except as specifically amended by this Amendment, the Distribution and Spinoff Agreement and its terms remain unmodified and fully in force. In the event of any contradictions between the terms or interpretation of this Amendment and the Distribution Agreement, the terms of this Amendment shall control.

2. Chronimed and MEDgenesis have agreed to make certain cash adjustments, effective June 30, 2000, to account for activities affecting the parties' businesses during the period March 31, 2000 to June 30, 2000. The total amount of the adjustment (the "Net Adjustment") will be computed by Chronimed on or before August 15, 2000, to be paid by the appropriate party on or before August 25, 2000. The Net Adjustment will be determined as follows:

A. Working Capital Adjustment. Chronimed will prepare two MEDgenesis balance sheets for review and approval by MEDgenesis, a March 31, 2000 balance sheet and a June 30, 2000 balance sheet. Working capital from these balance sheets is defined as total current assets (excluding available-for-sale securities and deferred taxes) minus total current liabilities (excluding deferred taxes). The Working Capital Adjustment will be computed by taking working capital as of June 30, 2000 minus working capital as of March 31, 2000. If the resulting amount is a positive number, then MEDgenesis will owe Chronimed such amount. If the resulting amount is a negative number, then Chronimed will owe MEDgenesis such amount.

B. Property and Equipment Adjustment. For new MEDgenesis property and equipment projects commenced after March 31, 2000 and paid for by Chronimed on or before June 30, 2000, MEDgenesis will owe Chronimed such amount. For MEDgenesis property and equipment projects commenced on or prior to March 31, 2000, Chronimed will make such payments that are due on or before June 30, 2000. MEDgenesis will make such payments that are due after June 30, 2000.

C. Cell Robotics Adjustment. MEDgenesis will pay Chronimed the net proceeds received from the sale of 68,200 shares of unrestricted stock of Cell Robotics (CRII) held by MEDgenesis. Such sales will take place in June, July and August 2000 and are for a portion of the specific 89,700 shares of CRII that became unrestricted in June, 2000.

D. Net Adjustment. The Net Adjustment will be calculated by taking the positive or negative number from the Working Capital Adjustment section plus the Property and Equipment Adjustment number from the Property and Equipment Adjustment section, plus the Cell Robotics Adjustment number from the Cell Robotics Adjustment section. The resulting number, if positive, will be due to Chronimed from MEDgenesis. The resulting number, if negative, will be due to MEDgenesis from Chronimed. This number will then be recorded on the respective balance sheets of Chronimed and MEDgenesis but will not affect the working capital calculations proposed in the Working Capital Adjustment section.



CHRONIMED INC.                          MEDGENESIS INC.

By: /s/ Henry F. Blissenbach            By: /s/ Maurice R. Taylor II

Its: Chief Executive Officer            Its: Chief Executive Officer